Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, October 24, 2008
7:00 A.M. CDT
A. H. BELO CORPORATION AMENDS CREDIT AGREEMENT
     DALLAS — A. H. Belo Corporation (NYSE: AHC) said today that its bank group has approved an amendment and waiver to its credit facility. The amended credit agreement, effective October 23, 2008, reduces the total commitment amount from $100 million to $50 million; sets pricing at LIBOR plus a spread of 250 basis points; waives the fixed charge ratio covenant through January 31, 2009; restricts the payment of cash dividends during such period; and, provides the bank group a security interest in the Company’s accounts receivable and inventory. The amendment does not apply to the dividend declared on September 24, 2008 to be paid on November 10, 2008.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We are pleased with the added financial flexibility provided in this amendment — although at a higher cost — because it provides room for us to make the best strategic and operational decisions to maximize long-term shareholder value and uphold our brand equity. The Board of Directors and Management Committee are using all available alternatives to improve A. H. Belo’s financial position and enable the Company to manage through the current combination of cyclical and secular pressures, including the nation’s economic downturn.”
     Robert Decherd sent a letter to shareholders today that is posted on the Company’s Web site (www.ahbelo.com) in the Investor Relations section.
     A. H. Belo’s credit agreement and amendment can be accessed at www.sec.gov.
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A. H. Belo Amends Credit Agreement
October 24, 2008
Page Two
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. The Company’s partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission.